Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle LeRoy

Investor Relations

(212) 216-1601

SL GREEN REALTY CORP. MODIFIES

$750 MILLION OF CORPORATE DEBT OBLIGATIONS

New York, NY – September 9, 2004 - SL Green Realty Corp. (NYSE: SLG) today said that it has agreed with its banks to modify three separate corporate debt obligations, increasing capacity from $625 million to $750 million and lowering the overall cost of borrowing under the facilities by 25 to 35 basis points.

The Company’s $200 million term loan with Wells Fargo Bank and various other lenders was increased by $125 million to $325 million. In addition to certain covenant modifications, the agreement reduces borrowing spreads to between 1.10% and 1.40% over LIBOR, depending on the Company’s overall leverage ratio.  The maturity date was extended to August 2009. Upon closing, SL Green drew down $100 million to partially pay down the Company’s $300 million unsecured credit facility. $300 million is currently outstanding under the term loan.

In two other separate agreements, borrowing spreads on the $300 million unsecured credit facility and $125 million secured credit facility, both with Bank of America and various other lenders, were reduced to between 1.05% and 1.35% over LIBOR, depending on the Company’s overall leverage ratio. $110 million and $125 million is currently outstanding under the unsecured and secured credit facilities, respectively.

Modified terms and increased borrowing capacities were effective as of August 2004 for the term loan and as of September 2004 for the credit facilities. To limit exposure to the variable LIBOR rate, SL Green entered into a step swap agreement on the new term loan borrowings. The swap agreement includes an initial 12-month all-in rate of approximately 4.11% and a blended all-in rate of approximately 5.05% with a final maturity date in August 2009.

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Forward-looking Information

This press release contains forward-looking information based upon SL Green’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond SL Green’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer SL Green’s filings with the Securities and Exchange Commission.

To receive SL Green’s latest news release and other corporate documents at no cost, please contact the Investor Relations office at 212-216-1601. All releases and supplemental data can also be downloaded directly from the SL Green website at: www.slgreen.com.